Exhibit 99.1

MEDYTOX SOLUTIONS, INC. ANNOUNCES

INTERIM CHIEF FINANCIAL OFFICER

Jeffrey L. Wadman Steps Up From Corporate Controller Role At Company

West Palm Beach, FL – May 1, 2015 – Medytox Solutions, Inc. (OTCQB: MMMS), an integrated healthcare company headquartered in West Palm Beach, Florida and with operations throughout the United States, announced today that Jeffrey L. Wadman has assumed the position of interim chief financial officer. Mr. Wadman was previously the corporate controller for Medytox Solutions, where he liaised with senior management and investor relations teams on budgeting and forecasting, SEC regulations and reporting, and technical accounting.

In his new role, Mr. Wadman will continue to focus on accounting and reporting, budget management, and strategic planning with Medytox’s senior leadership. Mr. Wadman is assuming the role of interim chief financial officer after Mr. Jace Simmons, former chief financial officer of Medytox Solutions, Inc., and the Company agreed to seek a new CFO from the healthcare industry.

“We pride ourselves in growing our senior management team with employees who have specific professional expertise – in Jeffrey’s case, longtime experience in accounting for global laboratory and technology companies,” said Seamus Lagan, CEO of Medytox Solutions, Inc.

Mr. Wadman has a long experience as a senior finance executive, especially in the healthcare industry. Prior to joining Medytox in 2014, from 2008, he was the Senior Vice President and Chief Accounting Officer of Oxbow Carbon LLC, a global group of companies with sales of $3.7 billion and 1,200 employees. From 2005 to 2008, he was the Vice President of Accounting and Global Controller of Stieffel Laboratories, Inc., at the time the world's largest privately-owned pharmaceutical company. Mr. Wadman served with Eli Lilly & Company for 16 years (1989 to 2005) in increasingly responsible positions, including as Chief Executive Officer of the Eli Lilly Federal Credit Union.

“Since I joined Medytox Solutions, Inc. last year, I have had a front-row seat to the company’s most exciting developments,” added Mr. Wadman. “And I look forward to applying my experience as a financial strategist to continue our growth.”

Mr. Wadman earned his degree from Ball State University in Muncie, Indiana. He resides in Delray Beach, Florida.

For more information about Medytox Solutions, Inc., visit Medytoxsolutionsinc.com. Media inquiries may be directed to Meieli Sawyer at msawyer@weinbachgroup.com.

About Medytox Solutions, Inc.

Medytox Solutions, Inc. (OTCQB: MMMS) represents a new generation in healthcare – where integration leads to higher quality, better outcomes, and greater profitability. Today, Medytox applies its innovative approach to a growing family of companies that includes health IT and analytics, electronic health records software, medical billing, health-sector financing, and a large network of clinical laboratories serving healthcare and mental health providers.

###